EXHIBIT 10.28

O’CHARLEY’S INC. (THE “COMPANY”)

SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION

I. DIRECTOR COMPENSATION. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Annual Retainer	$21,250 (payable in quarterly installments)

Fee for attending each Board or Committee meeting in person	$2,550

Fee for attending each Board or Committee meeting by telephone	$450 per Committee meeting/$850 per Board meeting

Additional annual fee for the Audit Committee Chair, Compensation and Human Resources Committee Chair and Nominating and Corporate Governance Committee Chair	$5,100 (payable in quarterly installments)

Additional Annual Retainer for the Chairman of the Board	$63,750 (payable in quarterly installments)

Each non-employee director receives a grant of restricted stock valued at $100,000 on the date of his or her initial election or appointment to the Board. These shares vest in three equal, annual installments beginning on the first anniversary date of the grant. In addition, on the date of each annual meeting of shareholders, each non-employee director who continues as a director following such meeting and who has served as a director for at least 11 months prior to such meeting receives a grant of restricted stock valued at $79,999 based on the closing price of the Company’s common stock on the date of grant. The shares vest in full on the date of the next annual meeting of shareholders following the date of grant.

II. NAMED EXECUTIVE OFFICER COMPENSATION. The following table sets forth the current base salaries provided to the Company’s executive officers who were named executive officers (the “Named Executive Officers”) for fiscal 2011.

EXECUTIVE OFFICER	CURRENT SALARY
David W. Head	$625,000
R. Jeffrey Williams	$300,000
Marc A. Buehler	$400,000
John R. Grady	$367,710
Alfred L. Thimm, Jr.	$275,000

The Named Executive Officers are also eligible to receive cash incentive bonuses for fiscal 2012 financial performance. For 2012, the Company has established target cash bonuses (as a percentage of base salary) for the Named Executive Officers as follows:

EXECUTIVE OFFICER	TARGET
David W. Head	100%
R. Jeffrey Williams	60%
Marc A. Buehler	60%
John R. Grady	60%
Alfred L. Thimm, Jr.	50%

For Mr. Head, the performance targets are based entirely on meeting the corporate adjusted EBITDA budget. For Mr. Williams, the performance targets are based 90% on meeting the corporate adjusted EBITDA budget and 10% on meeting certain strategic initiatives. For Messrs. Buehler, Grady and Thimm, the performance targets are based 20% on meeting the corporate adjusted EBITDA budget, 70% on meeting concept adjusted EBITDA (O’Charley’s, Ninety Nine and Stoney River Legendary Steaks, respectively) budget and 10% on meeting certain strategic initiatives.

In addition to their base salaries and bonus potential, the Named Executive Officers are also eligible to:

•	participate in the Company’s long-term incentive program, which currently involves the award of non-qualified stock options pursuant to the Company’s 2008 Equity and Incentive Plan;

•	receive a $25,000 per year car allowance;

•	participate in the Company’s Deferred Compensation Plan;

•	participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs; and

•	receive Company-provided life, accidental death and dismemberment, short-term disability and long-term disability insurance benefits.